Transfer Agency Services Order

By the signatures of their duly authorized representatives below, the FIS entity identified below ("**Service Provider**" or "**FIS**") and each of the clients identified below (individually, "**Client**"), intending to be legally bound, agree to all of the provisions of this Order with an Order effective date of June 29, 2020 **Order Effective Date**"). For avoidance of doubt, unless specifically provided otherwise, this Order sets forth FIS' obligations to, and the rights and obligations of, each Client individually and not collectively with the other Client.

MUTUAL OF AMERICA INVESTMENT CORPORATION	FIS INVESTOR SERVICES LLC
Signature: DocuSigned by: James J Roth 9404... 8274D0...	Signature: DocuSigned by: Peggy Poche 729CD71937804C6...
Name: James J Roth	Name: Peggy Poche
Title: Chairman, President and CEO	Title: Accounting Manager
Date: June 29, 2020 | 19:01 EDT	Date: June 30, 2020 | 08:44 EDT

MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS INC.

Signature: DocuSigned by: James J Roth 9404221D18274D0...

Name: James J Roth

Title: Chairman, President and CEO

Date: June 29, 2020 | 19:01 EDT

A. SERVICES: See Attachment 2 hereto.

B. TERM: See Attachment 2.

C. FEES: See Attachment 2.

D. PERSONAL DATA: Client will use FIS as a data processor of Personal Data under this Order. Client will use the Services to Process Personal Data of the following categories: individuals' name, email address, telephone number, account number, relating to the following categories of natural persons: staff of customers of Client, customers of Client, and Shareholders (as that term is defined in Subsection 1 of Section E below). Such Personal Data may include Personal Data in relation to individuals domiciled in the European Economic Area, United Kingdom, and/or Switzerland.

OPP ID 00607841

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CONFIDENTIAL

FIS E. TERMS AND CONDITIONS:1. Defined TermsAs used in this Order, the terms below (and their plural or singular forms as applicable) have the following meanings: (a) “Affiliate” whether capitalized or not means, with respect to a specified Person, any Person which directly or indirectly controls, is controlled by, or is under common control with the specified Person as of the Order Effective Date, for as long as such relationship remains in effect. (b) “Agent” means any administrative or other service provider used by a Party in connection with carrying out its obligations under this Order, whether or not such Person would be deemed an agent under principles of any applicable law, and “FIS Agent” shall mean such service provider used by FIS and “Client Agent” shall mean such service provider used by Client. (c) “Applicable Jurisdiction” means the U.S, and any other jurisdiction where any FIS IP will be located or from where any FIS IP will be accessed under this Order. (d) “Authorized Person” means Client or any Person (including Client Agents) whom or which, respectively, FIS believes in good faith to be authorized by Client to act on its behalf in the performance of any act, discretion, or duty under this Order (including, for the avoidance of doubt, any officer or employee of such Person), notified to FIS in a notice reasonably acceptable to FIS as having been so authorized by Client. (e) “Authorized Recipient” means (i) with respect to Client, Client, any officer of Client, and any employee of an Agent, provided that the Agent is not a competitor of FIS; and (ii) with respect to FIS, as defined in Sub-subsection 7.3(a) below. (f) “Board” means the Board of Trustees of Client. (g) “Business Day” means Monday through Friday with the exception of: (i) FIS’ holidays which are generally the same as the official US federal holidays; and (ii) New York Stock Exchange closings. (g.2) “Change in CPI” means the amount of the percentage change in the CPI (calculated by averaging the annual CPI change for the four (4) fiscal quarters immediately preceding the date of the fee increase), provided, in all cases, the minimum aggregate pricing change during any 12-month period shall not be less than two percent (2%) of the fees then applicable to the Services. (h) “Client Agent” is defined in the definition of “Agent”. (i) “Client Data” means data related to Client, its Investors, (and if Fund(s) are listed in Annex A to Attachment 2), said Fund(s)) stored or Processed by FIS as a result of the Services; provided however, that aggregated data that is not personally identifiable data and also not identifiable to Client shall not be deemed Client Data nor Client’s Confidential Information. (j) “Client IP” means any trademark, service mark, certification mark, logo, trade dress, trade name, corporate name, brand name or other intellectual property source indicators, including all good-will associated with any of the foregoing, of Client and/or any of its Affiliates, and any and all of the following as applicable: the object code and the source code for any Client-owned software (including Licensed System) made available to FIS in connection with FIS’ provision of the Services to Client, including the visual expressions, screen formats, report formats and other design features of such software, all ideas, methods, algorithms, formulae and concepts used in developing and/or incorporated into such software, and all future modifications, updates, releases, improvements and enhancements of such software, all derivative works (as such term is used in the U.S. copyright laws) based upon any of the foregoing, all copies of the foregoing, and all intellectual property rights in, to, or under any of the foregoing. Client IP excludes FIS IP. (k) “Client Portal” means a FIS self-service portal that offers a comprehensive and streamlined set of resources for Client to effectively manage its relationship with FIS, including specific information and documentation about FIS, its comprehensive written policies, procedures, and standards related to information security. As of the Order Effective Date, the link to the Client Portal is as follows: https://my.fisglobal.com/vendor-management(l) “Confidential Information” means all business or technical information disclosed by Disclosing Party to Receiving Party in connection with this Order. Without limiting the generality of the foregoing, Client’s Confidential Information shall include Client Data, Personal Data and the details of Client’s computer operations, and FIS’ Confidential Information shall include FIS IP. Confidential Information shall include OPP ID 00607841Page 2 of 20 CONFIDENTIAL

FIS the terms of this Order, but not the fact that this Order has been signed, the identity of the Parties, or the Services. Notwithstanding the foregoing, the term “Confidential Information” does not include information that: (i) prior to the receipt thereof under this Order had been developed independently by Receiving Party, or was lawfully known to Receiving Party, or had been lawfully received by Receiving Party from other sources;’, provided such other source(s) had not received it due to a breach of an agreement with Disclosing Party; (ii) subsequent to the receipt thereof under this Order (A) is published by Disclosing Party or is disclosed generally by Disclosing Party to others without a restriction on its use and disclosure, or (B) has been lawfully obtained by Receiving Party from other source(s) which Receiving Party reasonably believes lawfully came to possess it, or (iii) is publicly known at or after the time either Party first learns of such information or is generic information or knowledge which either Party would have learned in the course of its work in the trade, business, or industry. (m) “Copy” whether capitalized or not means any paper, disk, tape, film, memory device or other material or object on or in which any words, object code, source code, or other symbols are written, recorded, or encoded, whether permanent or transitory. (n) “CPI” means the U.S. Employment Cost Index – Civilian: All Workers total compensation, as published by the U.S. Bureau of Labor Statistics (www.bls.gov); provided that, if the CPI is unavailable or materially changes in content and scope, FIS may in good faith, taking into account the geographic region of the personnel providing the Services, select another generally recognized price index as a substitute in order to obtain substantially the same result. (o) “Documentation” means the standard user documentation FIS provides with respect to the Services as such Documentation may be updated from time to time. (p) “Export Laws” means any laws, administrative regulations, and executive orders of any Applicable Jurisdiction relating to the control of imports and exports of commodities and technical data, use or remote use of software and related property or services, embargo of goods or services, or registration of this Order including the Export Administration Regulations of the U.S. Department of Commerce and the regulations and executive orders administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury. (q) “Feedback” means any suggestions or recommendations for improvements or modifications to FIS IP made by or on behalf of Client. (r) “FIS Agent” is defined in the definition of “Agent”. (s) “FIS IP” means any of the following: the Documentation related to the Services, the object code and the source code for any software made available by FIS and/or FIS Affiliate(s) to Client or Client Agents in connection with the Services, the visual expressions, screen formats, report formats and other design features of such software and/or Services, and all ideas, methods, algorithms, formulae, and concepts used in developing and/or incorporating into such software, the Services, Documentation, and all future modifications, updates, releases, improvements, and enhancements of such software, all derivative works (as such term is used in the U.S. copyright laws) based upon any of the foregoing, and all copies of the foregoing, and all intellectual property rights in, to, or under any of the foregoing. FIS IP excludes Client IP. (t) “Fund” means a separate portfolio or series of Client listed in Annex A to Attachment 2, if any. (u) “Fund Data” means the data and information provided by the Funds or FIS on behalf of the Funds pursuant to this Order, in connection with the Processing to be performed by FIS in accordance with this Order, including information concerning the policies established under the Rule for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by such Funds. (v) “Good Faith Dispute” means a good faith dispute by Client of certain amounts invoiced under this Order. A Good Faith Dispute will be deemed to exist only if (i) Client had given notice of the dispute to FIS promptly after receiving the invoice, and (ii) the notice explains Client’s position in reasonable detail. A Good Faith Dispute will not exist as to an invoice in its entirety merely because certain amounts on the invoice have been disputed. (w) “Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party. (x) “Including” whether capitalized or not means including but not limited to. OPP ID 00607841 Page 3 of 20 CONFIDENTIAL

FIS (y) “Instruction” means a direction or order, either oral or in writing, made by Client, Authorized Person(s), or Client Agent(s). (z) “Intellectual Property” means Client IP or FIS IP as applicable. (aa) “Intermediaries” means Client’s financial intermediaries, dealers, and selling group members collectively, (bb) “Investor” means a person that buys or sells securities. (cc) “Liability Cap” means the amount of fees cumulatively paid by each of Mutual of America Investment Corporation and Mutual of America Variable Insurance Portfolios Inc. to FIS under this Order in the twelve (12) month period immediately preceding the date on which FIS had received written notice from Client of the first claim by Client against FIS arising from this Order. (dd) “Licensed System” means the proprietary system(s) licensed by Client from FIS or an Affiliate of FIS, or other proprietary system(s) (including Client’s) utilized by Client from time to time for purposes of trade monitoring or operations. (ee) “Offering Documents” means communications or documents intended for distribution to any Investor in connection with the offering or sale by Client of securities, products, or services, as such communications or documents may be amended from time to time. (ff) “Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time. (gg) “Parties” means both (i) Service Provider or FIS . (hh) “Person” whether capitalized or not means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, Fund, or other entity of any nature. (ii) “Personal Data” means any information relating to an identified or identifiable natural person. (jj) “Policies and Procedures” means the written policies and procedures, including amendments thereto, of Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents or Offering Documents. (kk) “Process”, “Processed” or “Processing” means any operation on data whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment, combination, restriction, erasure, or destruction. (ll) “Rule 22c-2” or “Rule” means Rule22c-2 under the Investment Company Act of 1940. (kk) “Shareholder” means a shareholder in the Fund(s). (ll) “Shareholder Data” means the data with respect to Shareholders that is delivered for access by FIS and Client, by either an Intermediary as required pursuant to the Rule or applicable agreement or by FIS. 2. Services 2.1 Services; No Implied Duties. Client agrees to engage FIS to perform the services (the “Services”) described in Attachment 2. FIS will perform the Services in accordance with and subject to the terms of this Order starting on the Order Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days and during FIS’ normal business hours, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Services are provided only with respect to Client and the Funds, and FIS shall have no obligation to provide Services to any Person unless FIS has agreed to do so in a written amendment to Attachment 2. FIS is responsible for the performance of only those duties as are expressly set forth herein, including Attachment 2. FIS will have no implied duties or obligations. Rule 22c-2 Services. General. The following shall apply to all Rule 22c-2 Services if any Rule 22c-2 Services are listed in Attachment 2. Client acknowledges receipt of a copy of FIS’ policy related to the acceptance of trades for prior day processing (the “FIS As-Of Trading Policy”). FIS may amend the FIS As-of Trading Policy from time to OPP ID 00607841 Page 4 of 20 CONFIDENTIAL

FIS time in its sole discretion. A copy of such amendments, if any, shall be delivered or made available to Client. FIS may apply the FIS As-Of Trading Policy whenever applicable, unless FIS agrees in writing to process trades according to an as-of trading policy as adopted by Client and furnished to FIS by Client. Client acknowledges and agrees that deviations from the FIS As-Of Trading Policy and its written transfer agent procedure and compliance procedures might involve a substantial risk of loss. In the event an Authorized Person requests that an exception to such procedures or the FIS As-Of Trading Policy, FIS may in its sole discretion determine whether to permit such exception. If FIS determines to permit such exception, the exception shall become effective when set forth in a written instrument approved by FIS, executed by an Authorized Person, and delivered to FIS (an “Exception”); provided that an Exception concerning the requirements of Client’s Anti-Money Laundering (“AML”) Program shall be authorized by Client’s AML Compliance Officer. An Exception shall be deemed to remain in effect until such instrument expires according to such instrument’s terms (or if no expiration date is stated, until FIS receives written notice from Client that such instrument has been terminated and the Exception is no longer in effect). Client acknowledges that Intermediaries (and not FIS (except to the extent if FIS is transfer agent to Client)) provide the Shareholder Data and that FIS’ service is dependent upon delivery of the Shareholder Data by such Intermediaries. Client agrees that it will be bound to those terms and conditions imposed by Intermediaries to which Client and FIS has agreed in writing. Client acknowledges that FIS’ ability to monitor trades and provide the Rule 22c-2 Services is dependent upon (i) timely delivery of accurate data by Intermediaries, and (ii) continued availability of such data. Client acknowledges that Intermediaries may supplement, modify, remove, or discontinue providing data, or discontinue the availability of such data, and in all such events FIS may be limited in its ability to monitor the trades and/or provide the Services with respect to such data. FIS shall have no obligation to monitor trades to the extent that data is not available to FIS. Client acknowledges that in connection with the provision of the Rule 22c-2 Services, if any, FIS may be asked by third-party providers to agree to certain terms and conditions and the imposition of certain fees. Client agrees that it will promptly respond to any request made by FIS with respect to whether Client will consent to the terms, conditions, and fees being imposed by any third-party provider. Failure to promptly respond shall be deemed acceptance. Client understands that any failure to consent to such terms, conditions, and fees may result in the failure to receive information from third-party providers, including Intermediaries. If Client is so deemed to accept or if Client consents, Client shall then be bound by any such terms and conditions and shall reimburse FIS for any such fees imposed on FIS. Shareholder Information Agreement Services. The following shall apply only to “Shareholder Information Agreement Services”, if such Services are listed in Attachment 2 as part of “Rule 22c-2 Services: Client authorizes its transfer agent, distributor, or other appropriate party to enter into the Shareholder Information Agreements (as that term is defined in Annex A of Attachment 2) in order for Client to obtain transaction information from Intermediaries. Trade Monitoring Services. The following shall apply only to “Trade Monitoring Services”, if such Services are listed in Attachment 2 as part of “Rule 22c-2 Services”: In order for FIS to perform trade monitoring services, Client will provide to FIS promptly after the Order Effective Date: (i) authorization for FIS or its designee to receive transaction information from Intermediaries for any underlying accounts of omnibus accounts held on the Funds’ shareholder record keeping system; (ii) a list of all known omnibus accounts maintained with respect to the Funds; (iii) authorization for FIS to provide information and data about the Fund(s) and/or Client (including the Prospectus and Statement of Additional Information for each Fund, and all other forms of documents commonly used by Client or its distributor with regard to relationships and transactions with Shareholders, and Client’s and each Funds’ written market timing policies, including any related policies and procedures and rules (collectively “Company Policies”)), and/or Shareholders to FIS’ service providers, including the provider(s) of the Licensed System(s), in connection with the provision of services listed under the Trade Monitoring Services subheading of “Rule 22c-2 Services” and as required in connection with the use of the Licensed System(s); (v) authorization for FIS and any other provider(s) of the Licensed System(s), acting individually, to act as attorney-in-fact for the Client to obtain data from Intermediaries and give instructions related to the delivery of such data (including the manner of such delivery); and (vi) copies of all Shareholder Information Agreements between Intermediaries and the Fund(s), their distributor(s), or any party acting on the Client’s or Fund(s)’ behalf. Client shall give FIS advance written notice of any modification or termination of any Shareholder Information Agreement or any new agreements entered into with Intermediaries and the terms thereof. 2.2 Changes. If Client or FIS requests to amend this Order the Parties will negotiate in good faith and if agreement is reached, execute an amendment to this Order. If such request is to change the Services, the OPP ID 00607841 Page 5 of 20 CONFIDENTIAL

FIS amendment must specify (i) the timeline and dependencies, and each Party’s obligations for implementing the change to the Service (“Change”), and (ii) any implementation and additional ongoing fees and expenses that might be required to affect such Change. Client will promptly notify FIS of any changes (or pending changes) in law(s) applicable to Client and/or the Fund(s) that are relevant to the Services. Notwithstanding the foregoing, FIS shall implement such Change(s) that are necessary or advisable, as determined by FIS, in order to comply with any laws applicable to FIS that become effective after the Order Effective Date. FIS shall notify Client of such Change(s) if and to the extent such laws so require. 2.3 Provision of Information. In order for FIS to provide the Services, Client shall promptly provide, and cause its employees and current and immediately preceding Client Agents to promptly provide, to FIS the information and documents that FIS reasonably requests in connection with the Services and this Order, including any Organic Documents, Offering Documents, and Policies and Procedures. 2.4 Dependencies. FIS’ obligation to provide the Services is contingent on the dependencies specified in Subsection 10 below in addition to any dependencies or contingencies set forth expressly herein. 2.5 Use of Agents. FIS is permitted to appoint FIS Agents without the consent of Client to perform any of the back-office duties of FIS under this Order, including printing, mailing, and distributing documents. FIS will use reasonable care in the selection and continued appointment of FIS Agents and shall remain responsible for all actions of the FIS Agents. FIS will notify Client of the identity of any FIS Agents performing services with respect to Client under this Order. If FIS desires to appoint any other FIS Agent, FIS shall seek the consent of the Client, and Client shall not unreasonably withhold or delay its consent. FIS agrees that it will not use third parties to host Client Data. 2.6 Insufficient Instruction. FIS may act on any Instruction where FIS reasonably believes the Instruction contains sufficient information. FIS may decide not to act on any Instruction where FIS reasonably doubts its contents and provide notice to Client. 2.7 Recalled, Amended, and Cancelled Instructions. If Client requests FIS to recall, cancel or amend an Instruction, FIS shall, subject to applicable law, use reasonable efforts to comply. 2.8 No Fiduciary. FIS, its employees, FIS Agents, and each of FIS Agent’s employees are not under this Order: (i) acting as a fiduciary, certified public accountant, broker or dealer; (ii) providing investment, accounting, valuation, legal or tax advice to Client or any other person; (iii) providing investment advisory, portfolio management, risk management, depository, custodian or other services; or (iv) providing compliance services except as expressly set forth in Attachment 2. FIS shall not be required under this Order to take any action that would require licensing or registration to provide any of the foregoing services or perform any of the foregoing functions. 3. Client’s Responsibilities, Representations, and Authorizations 3.1 Client’s Information. As between the Parties, Client is responsible for the accuracy and completeness of, and FIS has no obligation to review for accuracy or completeness of: (i) information contained in the Organic Documents, Offering Documents, and Policies and Procedures; and (ii) any data submitted to FIS for Processing by or on behalf of Client. However, notwithstanding the foregoing, FIS shall conduct the review if and as expressly set forth in the “Profile II Services” section of Annex A to Attachment 2, or the “Miscellaneous/Other” Subsection in the “Shareholder Transactions” section of Annex A to Attachment 2. 3.2 Client’s and Third-Party’s Information and Communications. (a) Reliance. Client and FIS shall comply with security procedures used by FIS (and disclosed to Client from time to time) that are intended to establish the origination of the communication and the authority of the Person sending any communication, including any Instruction. Provided Client and FIS comply with such security procedures, FIS will be entitled to treat any communication, including any Instruction, as having originated from an Authorized Person, Client, or Client’s Agent, and to treat Client as having authorized FIS to accept and act upon any communication, including any Instruction and any form or document (including Offering Documents, prospectuses, Organic Documents, Policies and Procedures). Client also authorizes FIS to rely on and share the information and data it receives from (i) providers of market data services provided by a securities exchange or other reputable providers of market data, (ii) clearance or settlement systems, (iii) any Person who/which possesses information about Client, Client’s Investors and/or Shareholders reasonably necessary for FIS to provide the Services and with whom/which FIS is required to engage or contract in order to receive such information and data, (including investment advisers, Funds’ accountants, intermediaries, or custodians that service Client, Investors, Client Agents, Investors’ agents (whether or not such Person would be deemed an agent under principles of any OPP ID 00607841 Page 6 of 20 CONFIDENTIAL

FIS applicable law), Client’s employees, each of Client Agents’ employees, said Investors’ employees and each of said Investor’s employees, shareholders of Client, agents of Client’s shareholders, Shareholders, and agents of Shareholder(s)); and (iv) third parties engaged by FIS at the request of Client to provide Services to or for the benefit of Client and/or its investors in securities of Client or Funds; and notwithstanding anything to the contrary in this Order, such third parties will not be considered FIS Agents, or agents of FIS under any applicable law or for purposes of this Order. (b) Authorization. Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of Client in connection with this Order, including (i) and (ii) below, until FIS receives written notice or other notice reasonably acceptable to FIS of any change of an Authorized Person: (i) signing any agreements, declarations or other documents relating to the Services; and (ii) providing any Instruction. FIS will act on Client’s request for change(s) of an Authorized Person by the end of the next business day. (c) Errors, Duplication. Client shall be responsible for acts, errors, and omissions made by Client, Client Agents, Authorized Persons, the third parties described in Sub-subsection 3.2(a)(iv) above, and any Person whom/which FIS relied upon in accordance with this Order, and the duplication of any Instruction by Client, Client Agents, Authorized Persons, and any of said third parties. 3.3 Client’s Representations. Client represents and acknowledges that as of the Order Effective Date and at the date any Service is used or provided: (i) where it acts as an agent on behalf of any of its own Investors, whether or not expressly identified to FIS from time to time, any such Investors will not, by virtue of the Services provided hereunder by FIS to Client, be customers or indirect customers of FIS; and (ii) without prejudice to any more specific obligations set forth in this Order, Client has obtained all consents from Investors and Intermediaries required in connection with the engagement by Client of FIS to provide the Services. 3.4 Cooperation and Access. To the extent reasonably necessary for FIS to perform its obligations under this Order, Client shall provide, or cause to be provided to FIS access to Client, Clients Agents, and the location site(s), equipment, data and employees, of each of Client and Client Agents, and shall otherwise cooperate with FIS in its performance hereunder, all as reasonably necessary for FIS to perform its obligations under this Order. 4. Payments 4.1 Fees, Expenses and Payment Terms. Client shall pay to FIS the fees and reimburse FIS for the expenses set forth in or provided for in this Order (including Attachment 1 and Attachment 2). The fees set forth in Attachment 2 do not include third-party fees. Third-party fees are described in Attachment 1, and Client shall be solely responsible for and shall pay all third-party fees, as and when directed by FIS or the third-party providers. Client’s payments shall be due within thirty (30) days after receipt of invoice. A late payment fee at the rate of 12% per year (or, if lower, the maximum rate permitted by applicable law) shall accrue on any amounts sixty (60) days past due and unpaid by Client to FIS, except for those line items of an invoice subject to a Good Faith Dispute. No late payment fee shall be assessed against Client unless FIS has provided written notice of nonpayment and allowed Customer ten (10) business days to cure. FIS may increase the fees payable by Client as set forth in Attachment 2. 4.2 Invoices. FIS shall provide monthly invoices in arrears. All invoices shall be sent to Client’s address set forth in Attachment 2. Client will notify FIS promptly in writing of any incorrect invoice, periodic accounting, or other report with respect to the Services (said accounting and report, a “Report”) and, in any case, within one hundred twenty (120) days from the date on which the invoice or Report is sent or made available to Client. Nothing herein is intended to prevent Client from notifying FIS of any errors or corrections in an invoice or Report beyond such time, provided that FIS shall not be responsible for any losses caused by such delay in notification. 4.3 Taxes. The fees and other amounts payable by Client to FIS under this Order do not include any taxes, duties, levies, fees or similar charges or surcharges of any jurisdiction (including consumption taxes such as GST or VAT), that might be assessed or imposed in connection with the transactions contemplated by this Order (collectively “Taxes”), excluding only taxes based upon FIS’ net income. Client shall (i) be responsible for the payment of all such Taxes, (ii) directly pay all such Taxes assessed against it or promptly reimburse FIS for any Taxes that FIS is required by law to collect or pay on behalf of Client. Taxes do not include withholding tax (“WHT”) based on the income of FIS. FIS is ultimately responsible for any WHT; however, if Client is required by law to deduct WHT from payments owing by Client to FIS and remit it to the applicable tax authorities, Client will: (a) promptly notify FIS; (b) deduct such WHT from the payment due to FIS (and, in doing so, Client shall apply to such withholding any exemption or reduced tax rate specified in a tax treaty between Client’s and FIS’ respective countries of tax domicile); (c) promptly pay such WHT to the relevant OPP ID 00607841 Page 7 of 20 CONFIDENTIAL

FIS government agency and remit the net amount after the WHT deduction to FIS; (d) promptly, and in any event upon FIS’ request, give FIS an official receipt or other official document evidencing payment of such WHT so that FIS may claim a tax credit from the applicable tax authorities; and (e) remain liable to pay FIS for any difference in the amount calculated at the applicable WHT rate that is not supported by a WHT certificate from Client. Each Party will provide such assistance, documentation, and information reasonably requested by the other Party to resolve any dispute, difference, or disagreement with the applicable tax authorities. FIS will not be responsible for any penalties, WHT, or interest related to the failure of Client to deduct and pay Taxes timely in accordance with applicable local laws. FIS and Client will reasonably co-operate with each other in determining the extent to which any Taxes is due and owing in connection with this Order. 4.4 Remedies for Non-payment. If Client fails to pay FIS, within sixty (60) days after FIS makes written demand therefor, any past-due amount payable under this Order (including interest thereon) that is not the subject of a Good Faith Dispute, then, in addition to all other rights and remedies which FIS may have, FIS may, in its sole discretion and with further notice to Client stating the suspension date, suspend performance of any or all of its obligations under this Order (other than those in subsections or Sub-subsections, as applicable: 4.2, 4.3, 5.2, 6, 7, 12.1, 12.8, and 12.13 of Section E of this Order). FIS shall have no liability for any losses or costs incurred by Client resulting from the suspension of the Services as set forth in this subsection. 5. Compliance; Services’ Description 5.1 Compliance with Laws. FIS shall comply with all laws, enactments, orders, and regulations applicable to it solely as the provider of Services. Client will promptly notify FIS of any changes (or pending changes) in applicable laws, enactments, orders, and regulations specifically applicable to Client in its capacity as a registered entity under the Investment Act of 1940, as amended, or to the Funds of the Client, that are relevant to the Services, provided that, except as set forth in this sub-section, Client is under no obligation to notify FIS of any changes (or pending changes) in laws, enactments, orders, and regulations that are applicable to FIS solely as the provider of Services. In the event that any such changes applicable to the Funds or Client require changes to the Services, such changes shall be agreed to in accordance with Subsection 2.2 above. Client shall comply with all laws, enactments, orders, and regulations applicable to it as the recipient and user of Services. Without limiting the foregoing, Client shall comply with all applicable laws and obtain all necessary consents from any Person, including its Investors and employees, regarding the collection, use, and distribution to FIS of any information or data regarding such Persons to (i) permit FIS to provide Services under this Order to Client and where contemplated by this Order Client’s Affiliates and Investors in accordance with this Order, and (ii) undertake activities related to the provision of Services under this Order (the “Permitted Purposes”). 5.2 Services’ Description. Without the written approval of FIS, Client will not describe the Services or the terms or conditions of this Order in any communication or document intended for distribution to any Investor in connection with an Offering Document and will not amend any such references to FIS or the terms or conditions of this Order in any Offering Document that has been previously approved by FIS. FIS will not unreasonably withhold, condition, or delay any of the foregoing requested approvals, provided that Client includes, upon request by FIS, reasonable notices describing the terms of this Order relating to FIS, its liability, and the limitations thereof. If the Services include the distribution by FIS of notices or statements to Investors, FIS may, upon advance notice to Client, include reasonable notices describing the terms of this Order relating to FIS, its liability, and the limitations thereof. If Investor notices are not sent by FIS but rather by Client or some other Person, Client will reasonably cooperate with any request by FIS to include such notices. Client shall not, in any communications with Investors, whether oral or written, make any representations to its Investors stating or implying that FIS is providing valuations with respect to Client’s securities, products, or services, verifying any valuations, or verifying the existence of any assets in connection with Client’s securities, products, or services. 6. Mitigation of Harm; Limitations of Liability; Indemnities; Disclaimer 6.1 Mitigation of Harm. Upon the actual knowledge by a Party of the occurrence of any event which might cause any loss, damage, or expense to the other Party, the Party with such knowledge shall, as soon as reasonably practicable: (i) notify the other Party of the occurrence of such event, and (ii) use commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and avoid its continuing harm, if any. OPP ID 00607841 Page 8 of 20 CONFIDENTIAL

FIS 6.2 Liability; Limitations of Liability. (a) FIS shall use reasonable skill, care, and diligence in the performance of the Services provided under this Order, but shall not be liable hereunder for any action taken or omitted by itself in the absence of bad faith, willful misfeasance, negligence, fraud, or reckless disregard by it of its obligations or duties. As a condition to FIS’ liability under this sub-section, where FIS had (1) (i) failed to use reasonable skill, care, or diligence in the performance of the Services provided under this Order and (ii) engaged in bad faith, willful misfeasance, negligence, fraud, or reckless disregard of its obligations and duties hereunder, or (2) engaged in bad faith, willful misfeasance, negligence, fraud, or reckless disregard of its obligations and duties hereunder, within sixty (60) days of Client’s actual discovery of an issue with the Services, Client must give notice to FIS (and FIS must receive same) describing the particular Services at issue to the extent known to Client, together with, to the extent available under the circumstances, adequate supporting documentation and data. Upon receipt of such notice, FIS shall, where practicable, remedy the failure, if any, described in (1)(i) above in this Sub-subsection (a), and if such failure had occurred, re-perform the particular Services affected as soon as reasonably practical at no additional charge. (b) FIS will not be liable hereunder (including, notwithstanding anything to the contrary, under Subsection 6.2(a) above) for: (i) failure to provide, in whole or in part, any Service in the following circumstances: (i) if any Dependency set forth in Subsection 10 below is not met through no fault of FIS; (ii) if the failure is at the request or with the consent of an Authorized Person; (iii) if any law to which FIS is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure Event; (ii) errors or failures to act by Client or any third party (except FIS Agents), including failure by Client to obtain all necessary consents from Intermediaries and Investors or comply with laws applicable to Client, or the inaccuracy, incompleteness, sequence or timeliness of any data supplied by. Such third parties include custodians, Funds’ accountants and investment advisers, market and reference data providers, brokers and other intermediaries, Client Agents, Authorized Persons, and Investors; (iii) reliance on the advice of counsel or independent accountants chosen or approved by Client or chosen by FIS with reasonable care; (iv) legal, tax, or investment advice; and (v) breach of any Shareholder Information Agreement(s) or the terms, conditions, or procedures of any Intermediary. (c) FIS’ CUMULATIVE LIABILITY UNDER THS AGREEMENT TO MUTUAL OF AMERICA INVESTMENT CORPORATION AND MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS INC. TOGETHER IN THE AGGREGATE FOR ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES OR DAMAGES FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATED TO THIS ORDER, (REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY), SHALL NOT EXCEED THE LIABILITY CAP. (d) UNDER NO CIRCUMSTANCES SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES PROVIDING OR RECEIVING SERVICES UNDER THIS ORDER ) BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR LOSSES OR DAMAGES WHICH FALL INTO ANY OF THE FOLLOWING CATEGORIES: (A) LOST REVENUES; (B) LOST PROFITS; (C) LOSS OF BUSINESS; (D) TRADING LOSSES; (E) INACCURATE DISTRIBUTIONS; (F) LOST PERFORMANCE; (G) OPPORTUNITY COSTS; OR (H) INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND RESULTING FROM THE SERVICES PROVIDED HEREUNDER, OR ARISING FROM ANY BREACH OR TERMINATION OF THIS ORDER), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, AND WHETHER OR NOT FORESEEABLE, EVEN IF THE RELEVANT PARTY WAS ADVISED OR AWARE OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. FOR PURPOSES OF CLARIFICATION, THE FOLLOWING SHALL BE DEEMED “DIRECT DAMAGES” AS BETWEEN CLIENT AND FIS FOR THE PURPOSES OF THIS ORDER: ANY AND ALL DAMAGES, INCLUDING CONSEQUENTIAL AND SIMILAR DAMAGES, AWARDED TO A THIRD PARTY FOR WHICH INDEMNIFICATION IS PROVIDED BY A PARTY UNDER SUBSECTIONS 6.3 OR 6.4 BELOW. (e) THE LIMITATIONS AND EXCLUSIONS SET FORTH IN SUB-SUBSECTIONS (c) AND (d) ABOVE SHALL NOT APPLY TO: (a) FAILURE TO PAY FEES AND EXPENSES WHEN DUE; (c) DAMAGES OPP ID 00607841 Page 9 of 20 CONFIDENTIAL

FIS CAUSED BY EITHER PARTY’S FRAUD OR WILLFUL MISCONDUCT; (b) A PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY DUE TO THAT PARTY’S NEGLIGENCE; OR (c) A PARTY’S LIABILITY FOR DAMAGES TO THE EXTENT THAT SUCH LIMITATION OR EXCLUSION IS NOT PERMITTED BY APPLICABLE LAW. (f) Neither Party shall be liable for or be considered in breach of this Order due to any of the following events or failure to perform its obligations under this Order (other than for Client its payment obligations, which obligations shall be suspended only for so long as the Force Majeure Event renders Client unable by any means to transmit payments when due hereunder) as a result of: a cause beyond its control, including any act of God, pandemic, or a public enemy or terrorist, act of any military, civil or regulatory authority, change in any law or regulation that frustrates the purpose of this agreement, fire, flood, earthquake, storm or other like event, theft or criminal misconduct by unrelated third parties, disruption or outage of communications (including the Internet or other networked environment), power, or other utility, unavailability of supplies or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing Party with reasonable care (singularly a “Force Majeure Event”). (g) The representations and warranties made by FIS in this Order and the obligations of FIS under this Order run only to Client and not to its Affiliates, Client Agents, Authorized Persons, Investors, Client’s investment advisors, affiliated Persons, Funds, Shareholders, or any other Persons. Under no circumstances shall any Affiliate, Client Agents, Authorized Persons, Client’s investment advisors, or any other Person be considered a third-party beneficiary of this Order or otherwise entitled to any rights or remedies under this Order (including any right to be consulted in connection with any variation or rescission of this Order agreed between FIS and Client), even if such Affiliates, Client Agents, Authorized Persons, Investors, Client’s investment advisors, or any other Persons are provided access to the data maintained by FIS in connection with the Services via the Internet or other networked environment. 6.3 Indemnity by Client. Client will indemnify FIS, each of its Affiliates, and its and each Affiliate’s officers, directors, employees, and representatives, FIS Agents, and each FIS Agent’s officers, directors, employees and representatives (each, a “FIS Indemnitee”), and will defend and hold each FIS Indemnitee harmless from all losses, costs, damages, and expenses (including reasonable legal fees) incurred by FIS and/or each FIS Indemnitee in any action or proceeding brought by any third party(ies), or between FIS and any third party(ies), and all claims, demands, or requests imposed on, incurred by, or asserted against FIS (collectively “Losses” and each a “Loss”), all the foregoing Losses in connection with or arising out of the following: (i) the Services, data (including Fund Data or Shareholder Data) and/or documents provided or failed to be provided to FIS in accordance with this Order, or this Order, except any Loss resulting from the bad faith, willful misfeasance, or negligence, fraud, or reckless disregard by FIS or FIS Agents of its obligations or duties hereunder; or (ii) any alleged untrue statement of a material fact contained in any Offering Document of Client, or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statement(s) in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to Client by FIS specifically for use in the Offering Document; or (iii) any breach of any Shareholder Information Agreement(s) or the terms, conditions, or procedures of any Intermediary or Intermediaries; or (iv) any third-party claim asserting that any Client IP, as and when made available to FIS by Client and when properly used for the purpose and in the manner specifically authorized by this Order, infringes, misappropriates, or otherwise violates any patent issued as of the Order Effective Date by a country that is a signatory to the Paris Convention, any copyright of any country that is a member of the Berne Convention as of said date, or any trade secret or other proprietary right of any Person. The third parties referenced in this Subsection 6.3 above include any Investor, Shareholder, the U.S. Internal Revenue Service, or any regulatory, prosecuting, tax, or governmental authority in any jurisdiction, domestic or foreign. If any claim under Subsection 6.3(iv) is initiated, or in Client’s sole opinion is likely to be initiated, Client may at its option and expense: OPP ID 00607841 Page 10 of 20 CONFIDENTIAL

FIS (A) modify or replace all or part of the subject Client IP so that it is no longer allegedly infringing, misappropriating or violative of the aforesaid rights; provided that the functionality thereof is not reduced in any material respect; or (B) procure for FIS the right to continue using the subject Client IP; or (C) remove all or the pertinent part of the subject Client IP, and in such case this Order shall terminate with respect to any portion of the Services that relies on FIS’ use of or access to the subject Client IP or part thereof removed. Client’s obligation under Subsection 6.3 is contingent upon FIS: (a) promptly giving notice to Client after the date FIS first receives notice of the applicable claim (provided that later notice shall relieve Client of its liability and obligations under this Subsection 6.3 only to the extent that Client is prejudiced by such later notice); (b) allowing Client to have sole control of the defense or settlement of the claim; provided that, Client will not enter into any settlement agreement for such claim that has a material adverse impact on FIS without FIS’ written consent; (c) reasonably cooperating with Client during defense and settlement efforts; and (d) not making any admission, concession, consent judgment, default judgment, or settlement of the applicable claim or any part thereof (unless otherwise agreed by Client in writing). For the purpose of this paragraph and without limitation, provisions of a settlement agreement shall not be deemed to have a material adverse impact on FIS to the extent that the provisions (i) require the payment of amounts covered by Client’s indemnification obligation under this Subsection 6.3, or (ii) impose restrictions related exclusively to Client IP or part(s) thereof. FIS may monitor any such litigation or proceeding at its expense, using counsel of its choosing. Notwithstanding the foregoing, subject to clause (a) below in this paragraph, FIS may assume the defense of any claim enumerated in items (i) through (iv) of this Section 6.3 at any time upon notice to Client if such claim: (i) arises from a regulatory examination, investigation, inquiry, or other regulatory action, proceeding, or review of FIS, or (ii) seeks injunctive or other, similar relief that would require FIS to take or refrain from taking any action; and (a) under no circumstance shall any FIS Indemnitee confess any claim or make any compromise of any claim in which Client does undertake the indemnity in accordance with this Subsection 6.3, except with Client’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Client shall have no obligation or duty with respect to any such confession or compromise that is made without its such consent. 6.4 Indemnity by FIS. FIS will indemnify Client, each of its Affiliates, and its and each Affiliate’s officers, directors, employees, and representatives, Client Agents, and each Client Agent’s officers, directors, employees and representatives (each, a “Client Indemnitee”), and will defend and hold each Client Indemnitee harmless from all Losses incurred by Client and/or each Client Indemnitee in any action or proceeding between Client and any third party(ies), and all claims, demands, or requests imposed on, incurred by, or asserted against Client, in connection with or arising out of any third-party claim (also “Losses”) asserting that any FIS IP used by FIS to provide the Services (“FIS Solution”), as and when used by FIS on behalf of Client or made available to Client by FIS and, to the extent applicable, when properly used by Client for the purpose and in the manner specifically authorized by this Order, infringes, misappropriates, or otherwise violates any patent issued as of the Order Effective Date by a country that is a signatory to the Paris Convention, any copyright of any country that is a member of the Berne Convention as of said date, or any trade secret or other proprietary right of any Person. The third parties referenced in this Subsection 6.4 above include any Investor, Shareholder, the U.S. Internal Revenue Service, or any regulatory, prosecuting, tax, or governmental authority in any jurisdiction, domestic or foreign. FIS’ obligation under Subsection 6.4 is contingent upon Client: (a) promptly giving notice to FIS after the date Client first receives notice of the applicable claim (provided that later notice shall relieve FIS of its liability and obligations under this Subsection 6.4 only to the extent that FIS is prejudiced by such later notice); (b) allowing FIS to have sole control of the defense or settlement of the claim, provided that, FIS will not enter into any settlement agreement for such claim that has a material adverse impact on Client without Client’s written consent; (c) reasonably cooperating with FIS during defense and settlement efforts; and (d) not making any admission, concession, consent judgment, default judgment, or settlement of the applicable infringement claim or any part thereof (unless otherwise agreed by FIS in writing). For the purpose of this paragraph and without limitation, provisions of a settlement agreement shall not be deemed to have a material adverse impact on Client to the extent that the provisions (i) require the payment of amounts covered by FIS’ indemnification obligation under this Subsection 6.4 or (ii) impose restrictions related exclusively to FIS IP or part(s) thereof. Client may monitor any such litigation or proceeding at its expense, using counsel of its choosing. OPP ID 00607841 Page 11 of 20 CONFIDENTIAL

FIS If any claim under Subsection 6.4 is initiated, or in FIS’ sole opinion is likely to be initiated, FIS may at its option and expense: (i) modify or replace all or part of the subject FIS Solution so that it is no longer allegedly infringing, misappropriating or violative of the aforesaid rights; provided that the functionality or performance thereof is not reduced in any material respect; or (ii) procure for Client the right to continue using the subject FIS Solution; or (iii) remove all or the pertinent part of the FIS Solution, and in such case this Order shall terminate with respect to the Services that are dependent on such FIS Solution or part thereof removed, and refund to Client any prepaid and unearned amounts with respect to said Services; provided that Client shall have the right to terminate this Order in its entirety if Client determines, in its reasonable discretion, that the termination of such Services materially compromises FIS’ ability to fulfill Client’s requirements with respect to the subject matter of this Order. The remedies provided in this Subsection 6.4 are the sole remedies for any Losses. 6.4 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ORDER, ALL REPRESENTATIONS, WARRANTIES, TERMS AND CONDITIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, QUALITY OF INFORMATION, QUIET ENJOYMENT, OR OTHERWISE (INCLUDING IMPLIED WARRANTIES, TERMS AND CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, AND NON-INFRINGEMENT) ARE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCLUDED FROM THIS ORDER. 6.5 Open Negotiation. Client and FIS have freely and openly negotiated this Order, including the pricing, with the knowledge that the liability of the Parties is to be limited in accordance with the provisions of this Order. 7. Confidentiality; Security; Intellectual Property; Use Restrictions 7.1 Confidentiality. The Party receiving Confidential Information (“Receiving Party”) from the other Party (“Disclosing Party”) shall not, and shall cause its Authorized Recipients not to, use Confidential Information for any purpose except as necessary to implement, perform, or enforce this Order. Receiving Party will implement commercially reasonable administrative, technical, and physical safeguards designed to: (a) ensure the security and confidentiality of the Confidential Information; (b) protect against anticipated threats or hazards to the security of the Confidential Information; and (c) protect against unauthorized access to or use of the Confidential Information. Prior to disclosing the Confidential Information to its Authorized Recipients, Receiving Party shall inform them of the confidential nature of the Confidential Information and require them to abide by the terms of this Order. Receiving Party will promptly notify Disclosing Party if Receiving Party discovers any improper use or disclosure of Confidential Information and will promptly commence all reasonable efforts to investigate and correct the cause(s) of such improper use or disclosure. If Receiving Party believes the Confidential Information must be disclosed under applicable law, Receiving Party may do so provided that, to the extent permitted by law, the Disclosing Party is given a reasonable opportunity to contest such disclosure or obtain a protective order. 7.2 Security. (a) FIS will implement commercially reasonable administrative, technical, and physical safeguards designed to: (i) ensure the security and confidentiality of Client Data and Personal Data; (ii) protect against any anticipated threats or hazards to the security of the Client Data and Personal Data; and (iii) protect against unauthorized access to or use of the Client Data and Personal Data. FIS will review and test such safeguards at least annually. (b) If Client makes the data maintained or created through the Services accessible through the Internet or other networked environment, Client shall be solely responsible for all aspects of the Internet’s or said environment’s use. 7.3 Personal Data. (a) If FIS Processes or otherwise has access to any Personal Data on Client’s behalf when performing FIS’ obligations under this Order: (i) Client shall be the data controller (“data controller” means an entity which alone or jointly with others determines the purpose(s) for which and the manner in which any Personal Data is or is to be Processed.), and FIS shall be a data processor (“data processor” means an entity which Processes the Personal Data only on behalf of the data controller and not for any purposes of OPP ID 00607841 Page 12 of 20 CONFIDENTIAL

FIS its own); (ii) Client acknowledges and agrees that the Personal Data may be transferred to or stored outside the country where Client and the data subjects are located to country(ies) with different law(s) regarding the protection of Personal Data, in order for FIS to provide the Services and perform its other obligations under this Order, provided that FIS will not transfer Client’s database(s) to, or store such database(s), outside the United States without Client’s consent; (iii) Client shall ensure that it has obtained all necessary consents and it is entitled to transfer the relevant Personal Data to FIS so that FIS may lawfully use, Process, and transfer the Personal Data as set forth in this Order; (iv) FIS shall Process the Personal Data only in accordance with any lawful and reasonable instructions given by Client from time to time as set out in and in accordance with the terms of this Order; (v) FIS shall ensure that all persons it authorizes to access the Personal Data are bound by appropriate obligations of confidentiality with respect to that Personal Data; (vi) FIS shall take reasonable steps to ensure that any person acting under FIS’ authority who has access to Personal Data does not Process the Personal Data except on instructions from FIS; (vii) FIS shall cooperate with Client as reasonably required to assist Client with its compliance with its legal obligations under applicable data protection laws, and Client shall reimburse FIS for any time spent by FIS personnel as part of any such cooperation at FIS’ then-standard professional services rates, together with any out-of-pocket costs reasonably incurred; (viii) each Party shall take appropriate technical and organizational measures against unauthorized or unlawful Processing of the Personal Data or its accidental loss, destruction, or damage so that, having regard to the state of technological development and the cost of implementing any measures, the measures taken ensure a level of security appropriate to the harm that might result from such unauthorized or unlawful Processing or accidental loss, destruction, or damage of Personal Data; and (ix) FIS may engage its Affiliates, its and their respective contractors and third-party providers (collectively with FIS, “Authorized Recipients”) as data processors under this Order and shall impose upon such data processors the equivalent data protection obligations as set out in this Subsection 7.3(a) and be responsible for the misuse or impermissible distribution of the Personal Data by its Authorized Recipients under this Order to the same extent as if those actions were taken by FIS. FIS shall inform Client of any intended changes concerning the addition or replacement of data processors engaged by FIS; and (x) to the extent required by applicable law, FIS shall give notice to Client of any known or suspected Personal Data breach relating to the Personal Data of Client without undue delay. (b) If FIS will Process or otherwise have access to any Personal Data related to data subjects residing in the European Economic Area, United Kingdom, or Switzerland, the following additional provisions shall apply with respect to the Processing of Personal Data on Client’s behalf: (i) upon Client’s written request, FIS shall (at Client’s option) delete or return to Client all Personal Data Processed on behalf of Client, after the end of the provision of Services relating to the Processing of that Personal Data, subject to FIS retaining copy(ies) required by applicable law; and (ii) to the extent required for compliance with applicable data protection law(s), upon Client’s written request (but not more than once in any twelve (12) month period, unless otherwise required under applicable data protection law), FIS shall make available to Client all information reasonably necessary to demonstrate FIS’ compliance with its obligations in Subsection 7.3 (including its sub-subsections). Solely for such purpose FIS may allow a reputable third-party auditor chosen by FIS to perform audits on Client’s behalf and Client hereby authorizes FIS to issue such mandate to such third-party auditor. Reasonable advance notice of at least sixty (60) days is required for Client’s request under this Sub-subsection 7.3(b), unless applicable data protection law requires less notice or an earlier audit. FIS and Client will use current certifications or audit reports to minimize repetitive audits and will each bear their own expenses of audit. (c) If Client Processes or otherwise has access to any Personal Data regarding employees or contractors of FIS or an FIS Affiliate as a result of this Order, Client shall treat such Personal Data as FIS’ Confidential Information and only Process it for legitimate purposes in accordance with all applicable laws. To the extent required by applicable laws, Client shall give prompt, written notice to FIS of any Personal Data breach relating to the Personal Data of FIS. (d) FIS and Client acknowledge that the Shareholder Data provided by Client and the Fund Data are considered Confidential Information of Shareholders, the Fund(s), Client’s customers or clients, and/or Fund(s)’ customers or clients (as appropriate), that Shareholder Data provided by Intermediaries is considered Confidential Information of the Intermediaries, and/or the Intermediaries’ customers or clients, (as appropriate), and might also be considered Confidential Information of Client. 7.4 Intellectual Property. (a) FIS IP is trade secrets and/or proprietary property of FIS or its licensors, having great commercial value to FIS or its licensors. Title to all FIS IP and all related intellectual property and other ownership OPP ID 00607841 Page 13 of 20 CONFIDENTIAL

FIS rights with respect thereto shall be and remain exclusively with FIS or its licensors, even with respect to such items that were created by FIS specifically for or on behalf of Client. To the extent any items were created for Client, FIS grants Client a license to such created items to the same extent that a license to the related FIS IP is granted to Client under this Agreement. FIS and its Affiliates may freely use Feedback without attribution or the need for FIS, its Affiliates, or any third party to pay Client or its Affiliates any royalties or fees of any kind. This Order is not an agreement of sale of FIS IP. No intellectual property or other ownership rights to FIS IP are transferred to Client by virtue of this Order. All copies of FIS IP in Client’s possession shall be deemed to be on loan and licensed to Client under the terms of Sub-subsection 7.4(c) during the term of this Order. (b) Client IP is trade secrets and/or proprietary property of Client or its licensors, having great commercial value to Client or its licensors. Title to all Client IP and all related intellectual property and other ownership rights with respect thereto shall be and remain exclusively with Client or its licensors. Client and its Affiliates may freely use Feedback without attribution or the need for Client, its Affiliates, or any third party to pay FIS or its Affiliates any royalties or fees of any kind. This Order is not an agreement of sale of Client IP, and no intellectual property or other ownership rights to any Client IP are transferred to FIS by virtue of this Order. All copies of Client IP in FIS’ possession shall be deemed to be on loan and licensed to FIS under the terms of Sub-subsection 7.4(c) during the term of this Order. (c) Each Party (as between the Parties, the “Licensor”) grants to the other Party (as between the Parties, the “Licensee”) a non-transferable, non-exclusive, limited license during the term of this Agreement to use its Intellectual Property in accordance with this Order. The Licensee may use the Intellectual Property System only in the ordinary course of Licensee’s internal business operations solely in conjunction with the provision or receipt of the Services hereunder, as applicable, for the benefit of Licensee. Each Party in its capacity as a Licensee shall be liable for any breach of this Order by any Persons to whom or which Licensee gives access to the Licensor’s Intellectual Property. (d) Except for those licenses expressly stated or referenced in this Order, this Order does not grant either Party the right to use the other Party’s Intellectual Property, without such other Party’s prior written consent. 7.5 Use Restrictions. Except to the extent specifically authorized by this Order, or as necessary for FIS to provide or Client to receive the Services hereunder, a Party shall not, shall not attempt to, and shall not permit any other Person under its reasonable control to: (a) use or sub-license Intellectual Property of the other Party for any purpose, at any location, or in any manner not specifically authorized by this Order; (b) make or retain any Copy of any Intellectual Property of the other Party; (c) create or recreate the source code for any software included among the Intellectual Property of the other Party, or re-engineer, reverse engineer, decompile, or disassemble such software, except to the extent specifically permitted by applicable law; (d) modify, adapt, translate, or create derivative works based upon such Intellectual Property, or combine or merge any part of such Intellectual Property with or into any other software, documentation, or intellectual property, except to the extent specifically permitted by applicable law; (e) refer to, disclose, or otherwise use any Intellectual Property of the other Party as part of any effort either to (i) develop a program having any functional attributes, visual expressions, or other features similar to those of the software included in the Intellectual Property of the other Party, or (ii) compete with the other Party; (f) remove, erase, or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded, or recorded in any Intellectual Property of the other Party, or fail to preserve all copyright and other proprietary notices in any Copy of the Intellectual Property of the other Party; (g) sell, market, license, sublicense, distribute, or otherwise grant to any Person, including any outsourcer, vendor, sub-contractor, consultant ,or partner, any right to use any Intellectual Property of the other Party or allow such other Person to use or have access to any Intellectual Property of the other Party, whether on the other Party’s behalf or otherwise; or (h) use the Services to conduct any type of application service provider, service bureau, or time-sharing operation, or to provide remote processing, network processing, network telecommunications, or similar services to any Person, whether on a fee basis or otherwise. Each Party shall promptly cease the use of any Intellectual Property belonging to or licensed by the other Party upon written notice from such other Party. 7.6 Notice and Remedy of Breaches. Each Party shall promptly give notice to the other Party of any breach by it of any of the provisions of Subsection 7 (including its sub-subsections), whether or not intentional, and the breaching Party shall, at its expense, take all steps reasonably requested by the other Party to prevent or remedy the breach. 7.7 Enforcement. Each Party acknowledges that any breach of any of the provisions of Subsection 7 (including its sub-subsections) might result in irreparable injury to the other Party for which money damages would not adequately compensate. If there is a breach, the injured Party shall be entitled, in addition to all OPP ID 00607841 Page 14 of 20 CONFIDENTIAL

FIS other rights and remedies which it might have, to have a decree of specific performance or an injunction issue by any competent court, requiring the breach to be cured or enjoining all Persons involved from continuing the breach. 8. Audit Material; Agencies’ Examinations 8.1 Audit Material. Through the Client Portal, Client will have continuous electronic access to audit reports, attestations, and other information regarding FIS’ internal systems testing and procedures, and FIS’ information security and data privacy controls. These audit materials and attestations evidence FIS’ compliance with industry and regulatory standards and include then-recent independent audits (such as SSAE 18s), third-party attestations and certifications (such as ISO certifications and PCI AoCs), and detailed information and testing results regarding physical, technical, and administrative controls utilized by the service business lines within FIS for the security of Client’s Confidential Information. 8.2 Governmental Agencies’ Examinations. FIS shall permit governmental agencies that regulate Client in connection with a Service to examine FIS’ books and records to the same extent as if that Service was being performed by Client on its own premises, subject to FIS’ confidentiality and security policies and procedures. 9. Termination 9.1 Termination Rights. Subject to Sub-subsection 9.3 below, a Party may terminate this Order by giving notice of termination to the other Party if the other Party breaches any of its material obligations under this Order and does not cure the breach within thirty (30) days after receiving notice describing the breach in reasonable detail. 9.2 Termination-related Obligations. (a) If Client terminates this Order without cause, Client will pay FIS as a termination fee for such default, an amount equal to the average monthly fees payable by Client for the then (as of the effective date of termination)-preceding six (6) months, multiplied by: (i) the number of months remaining in the Term as of the effective date of such termination, if the effective date of termination shall occur prior to the expiration of a period of three (3) years following the Order Effective Date, or (ii) twelve months, if the effective date of termination shall occur after the expiration of a period of three (3) years following the Order Effective Date (“Termination Fee”). In the event that Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by FIS pursuant to this Order, the Termination Fee provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any termination fee payable to FIS will be payable on or before the date of the event that triggers the payment obligation. A default by Client will cause substantial damages to FIS and because of the difficulty of estimating the damages that will result, the Parties agree that the Termination Fee is a reasonable forecast of probable actual loss to FIS and that this sum is agreed to as a termination fee and not as a penalty. (b) Upon termination FIS will, at the expense and written direction of Client and to the extent permitted by law, transfer to Client, or any successor service provider(s) to Client, copies of all Client Records, subject to the payment by Client of unpaid and undisputed amounts due to FIS hereunder, including any Termination Fee. If by the termination date Client has not given written Instruction for delivery of Client Records, FIS will keep Client Records until Client provides such written Instruction to deliver Client Records, provided that FIS will be entitled to charge Client FIS’ then-standard fees for maintaining Client Records, and FIS shall have no obligation to keep Client Records beyond twelve (12) months after the termination date. FIS will provide no other services in connection with the termination of this Order, other ”Client Records” shall mean the records required by Section 17A of the Securities Exchange Act of 1934, as amended, and the rule thereunder with respect the Client, and Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder with respect to the Funds, if any, prepared by FIS relating to the Services or maintained by FIS relating to the Services. 9.3 Effects of Termination. The provisions of Section 6 (“FIS’ Addresses for Notices”), and Section 7 (“FIS’ Wiring Instructions”) of Attachment 2, Subsections 1, 4, 6, 7, 9, and 12 (including all sub-subsections thereof, except Sub-subsections 12.9) of Section E of this Order, shall survive any termination of this Order, whether under Subsection 9 or otherwise. Client shall remain liable for all payments due to FIS with respect to the period ending on the date of termination. OPP ID 00607841 Page 15 of 20 CONFIDENTIAL

10. Dependencies FIS’ delivery of the Services and its other obligations under this Order are dependent upon the following (each a (“Dependency”): (i) The communications systems operated by Client and/or third parties (other than FIS Agents) in respect of activities that interface with the Services remaining fully operational. (ii) The authority, accuracy, truth, and completeness of any information or data provided by Client, its employees, current and predecessor Client Agents and/or other Persons (including, but not limited to, investment advisors, custodians, and Intermediaries) that had been reasonably requested by FIS or had been provided to FIS. (iii) Client informing FIS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services. (iv) Without limitation to the foregoing, in connection with any implementation plan or Service change plan agreed by the Parties, Dependencies shall include: Timely delivery of technical data details and internal information of Client, as reasonably requested by FIS. 11. Fee Assumptions. See Attachment 1 hereto. 12. Other Provisions 12.1 Notices. All notices, consents and other communications under or regarding this Order shall be in writing and shall be deemed to have been received on the earlier of: (a) the date of actual receipt; (b) the third business day after being mailed by first class, certified, or air mail or (c) the first business day after being sent by a reputable overnight delivery service. Client’s address for notices and FIS’ address for notices are stated in Attachment 2. Either Party may change its address for notices by giving written notice of the new address to the other Party. 12.2 Parties-in-Interest. (a) This Order shall bind, benefit, and be enforceable by and against FIS and Client, and to the extent permitted hereby their respective successors and assigns. (b) Client shall not assign this Order or any of its rights hereunder, nor delegate any of its obligations hereunder, without FIS’ prior written consent, except that such consent shall not be required in the case of an assignment of this Order (but not of any individual rights or obligations hereunder) to (i) a purchaser of or successor to substantially all of Client’s business (unless such purchaser or successor is a software, data processing or computer services vendor that is a competitor of FIS, its parent company or any of its Affiliates), or (ii) an Affiliate of Client, provided in the case of such an assignment under (i) or (ii), Client guarantees the obligations of the assignee. Any assignment by Client in breach of this Subsection 12.2 (including its sub-subsections) shall be void. Any express assignment of this Order, any change in control of Client (or its Affiliate in the case of an assignment to that Affiliate under this Subsection 12.2, and any assignment by merger or otherwise by operation of law shall constitute an assignment of this Order by Client for purposes of this Subsection 12.2 (“Client Assignment”). In the event of a Client Assignment, or any acquisition of additional business by Client, whether by asset acquisition, merger, operation of law or otherwise (collectively with Client Assignment, “Client Additional Business Acquisition”), Client shall give notice to FIS notifying FIS if Client desires to use the Services to Process any additional business related to such Client Additional Business Acquisition. 12.3 Export Laws. Client acknowledges that FIS IP and the Services provided by FIS under this Order are subject to the Export Laws. Client shall not violate the Export Laws or otherwise export, re-export, or use, directly or indirectly (including via remote access), any part of the Confidential Information or the Services in a manner, or to or for any Person or entity, for which a license or other authorization is required under the Export Laws, without first obtaining such license or authorization. 12.4 Relationship. The relationship between the Parties created by this Order is that of independent contractors and not partners, joint venturers, or agents. 12.5 Entire Understanding; Non-Reliance. This Order, which includes and incorporates the attachments, including Attachments 1 and 2, states the entire understanding between the Parties with respect to its subject matter, and supersedes all prior proposals, marketing materials, negotiations, representations (whether negligently or innocently made), agreements, and other written or oral communications between the Parties with respect to the subject matter of this Order. Any written, printed, or other materials which FIS provides to OPP ID 00607841 Page 16 of 20 CONFIDENTIAL

Client that are not included in the Documentation are provided on an “as is” basis, without warranty, and solely as an accommodation to Client. By entering this Order each Party acknowledges and agrees that it has not relied on any express or implied representation, warranty, collateral contract, or other assurance (whether negligently or innocently made), except those expressly set out in this Order. Each Party waives all rights and remedies which, but for this Sub-subsection 12.5 might otherwise be available to it in respect of any such representation (whether negligently or innocently made), warranty, collateral contract, or other assurance. Nothing in this Order shall limit or exclude any liability for fraud or fraudulent misrepresentation. 12.6 Modification; Waiver. No modification of this Order and no waiver of any breach of this Order shall be effective unless in writing and signed by an authorized representative of the Party against whom enforcement is sought. This Order may not be modified or amended by electronic means without written agreement of the Parties with respect to formats and protocols. No waiver of any breach of this Order and no course of dealing between the Parties shall be construed as a waiver of any subsequent breach of this Order. 12.7 Severability, Headings, and Counterparts. A determination that any provision of this Order is invalid or unenforceable shall not affect the other provisions of this Order. Section, subsection, and sub-subsection headings are for convenience of reference only and shall not affect the interpretation of this Order. This Order may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this Order is executed via facsimile, each Party shall provide the other Party with an original executed signature page within five (5) days following the execution of this Order. 12.8 Insurance. Each Party will be covered at all times during the Term by such insurance as it deems adequate in its reasonable judgment, which shall in any event consist of not less than the following types and minimum amounts of coverage with a reputable insurance company(ies): (i) commercial general liability insurance covering claims for personal injury and property damage, with limits of not less than US$1,000,000 per occurrence; (ii) commercial crime coverage/fidelity bond insurance, with limits of not less than US$1,000,000 per occurrence; (iii) workers’ compensation coverage as required by the statutes of the jurisdiction(s) in which the Services are being performed covering all Personnel employed by FIS in the performance of their duties who are required to be covered by the statutes of the applicable jurisdiction(s); and (iv) errors and omissions insurance with a reputable insurance company, with limits of not less than US$5,000,000 per occurrence and in the aggregate. Upon the reasonable request of a Party, the other Party shall furnish the requesting Party a certificate of insurance as specified in this Order. Maintenance of insurance as specified in this Order shall in no way be interpreted as relieving or increasing a Party’s responsibilities or liabilities under this Order. A Party may carry, at its own expense, such additional insurance as it deems necessary, including self-insurance. 12.9 Language. It is the express desire of the Parties that this Order and all related documents be written in English. 12.10 Jurisdiction and Governing Law. This Order and any dispute, difference, controversy, or claim arising, directly or indirectly, out of or in connection with it or its subject matter or formation (including non-contractual disputes, differences, controversies, or claims) (collectively “Disputes”) is governed by, and shall be construed and enforced in accordance with, the laws of the state of New York without regard to that state’s choice of law provisions or principles. Each Party irrevocably: (aa) agrees that the courts of New York State located in the New York County, or the United States District Court for the Southern District of New York, sitting in the City of New York, New York, shall have exclusive jurisdiction to adjudicate any Dispute directly or indirectly arising out of, related to, or in connection with Subsection 7 above (including its sub-subsections or the breach or validity of Subsection 7 (including its sub-subsections), and consents to submit itself to the personal jurisdiction of such courts; (bb) agrees that such courts shall be the proper venue therefor; (cc) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought; (dd) waives the right to trial by jury in any such action or proceeding; and (ee) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the Party is to receive notice, provided that nothing in this Sub-subsection 12.10 shall affect the right of any Party to serve legal process in any other manner permitted by law. 12.11 Subpoenas; Data Preservation. If (1) FIS is required: (a) by subpoena or other judicial or legal process or by Governmental Authority with jurisdiction over Client to produce documents, testify, give OPP ID 00607841 Page 17 of 20 CONFIDENTIAL evidence, or otherwise respond as a non-party in an investigation, action, arbitration, or other proceeding in which Client is a party or a subject; or (b) in connection with such a proceeding, to preserve documents, materials, or other data not otherwise required to be preserved pursuant to FIS’ standard retention policies; or (2) is requested or authorized by Client to produce documents or person(s) with respect to the Services, Client shall promptly, upon FIS’ request, as long as FIS is not the subject of the investigation or proceeding in which the documents, testimony, evidence, participation, or information is so sought, reimburse FIS at its then-standard rates, which shall be subject to mutual agreement of the parties, not to exceed $75 an hour, and for its costs and out-of-pocket expenses, including reasonable attorneys’ fees and other reasonable legal costs and expenses, incurred in responding or complying with the foregoing (1) or (2). 12.12 Business Continuity and Disaster Recovery. (a) FIS maintains policies and procedures for contingency and business resumption plans, disaster recovery plans and proper risk controls for the Services. FIS’ business continuity plans are based on a business impact analysis for recovery times, recovery points, and priority. (b) For data centers, FIS maintains automatic early-warning sensors (e.g., fire, water, temperature and humidity), independent air conditioning systems and fire suppression systems. Mission-critical hardware is protected by an emergency power supply system with batteries and backup generators. Hazardous or combustible materials are kept at a safe distance from information assets. (c) FIS has put in place disaster recovery plan(s), site recovery plan(s) and business continuity plan(s) designed to minimize the risks associated with a disaster affecting FIS’ ability to provide the Services. FIS’ business continuity management system meets the FFIEC business continuity guidelines and the PS-Prep / ISO 22301 business continuity international standards. FIS’ recovery time objective under such disaster recovery plan(s) is as set forth in the business continuity management summary document made available to Client via the Client Portal. FIS will maintain adequate backup procedures in order to recover Client’s Data to the point of the last available good backup, with a recovery point objective as set forth in the business continuity management summary document made available to Client. FIS will test its disaster recovery plan annually. FIS will provide a business continuity management summary of its disaster recovery plan(s) process in the Client Portal. Disaster recovery exercise and site business continuity exercise results are provided in the form of an exercise bulletin, excluding any proprietary information or Personal Data, via the Client Portal. If a third party is used, Client authorizes FIS to provide Client’s Data to external suppliers in order to test and prepare for disaster recovery, as well as provide replacement services in the event of a disaster, provided that all such external suppliers and replacement service providers will be obligated to maintain the confidentiality of Client’s Data utilizing procedural, physical, and electronic safeguards designed to prevent the compromise or unauthorized disclosure of Client’s Data. Client is responsible for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection. 12.13. Performance of Services. FIS shall perform the Services in accordance with the standards set forth in Attachment 3. For the avoidance of doubt, the standards set forth in Attachment 3 are intended by the parties to help ensure service quality and the remedy(ies) set forth in Attachment 3 shall be Client’s sole remedy(ies) for a failure to meet the service standards unless the conduct resulting in such failure is also a breach by FIS of an independent material obligation under this Agreement. OPP ID 00607841 Page 18 of 20 CONFIDENTIAL

Attachment 1 to Securities Transfer Agency ASP Order Fees’ Assumptions and Expenses a. All freight and other delivery and bonding charges incurred by FIS in delivering materials to and from Client, its services provider, or otherwise on behalf of Client b. Cost of microfilm or microfiche or other electronic storage of records or other materials and other costs associated with record retention on behalf of Client c. Costs of tax forms d. Costs for investor correspondence e. Direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by FIS in communication with Client, dealers, public accountants, Investors, or others as required for FIS to perform the Services to be provided hereunder f. Costs of fulfilment if requested g. Bank account charges including check payment and processing fees h. Costs incurred as part of AML/CIP and OFAC screening. i. SOC1 costs. j. Lost shareholder/escheatment expenses k. Blue sky expenses l. Confirmations, check production m. Costs associated with participation in NSCC’s services or other clearing and settlement platform. n. Printing production (including graphics support, copying, and binding) and distribution expenses incurred in relation to board meeting materials, tax forms, periodic statements, confirmations, check production, new account letters, and maintenance letters, if applicable o. Costs of tax data Services p. Costs incurred with administration Services including reasonable travel and lodging expenses incurred by employees of FIS in connect with attendance at board meetings and any other meetings for which such attendance is requested or agreed upon by the Parties q. Ad-hoc reporting fees will be billed, when mutually agreed upon, according to applicable rate schedules. r. Systems development fees billed at an hourly rate at the applicable per hour professional services rate and all system related expenses as agreed in advance, associated with the provision of special reports and Services. s. Fees for the development of custom interfaces billed at a mutually agreed upon rate t. Expenses FIS incurs at the written direction of Client OPP ID 00607841 Page 19 of 20 CONFIDENTIAL

Attachment 3 to Securities Transfer Agency ASP Order Service Standards In the event FIS fails to meet the same service standard listed below for three (3) months within any six (6) month period, FIS must provide Client with a Root Cause Analysis and remediation plan. Once the remediation plan is approved by Client, FIS must remedy the deficiency by meeting the standard in the following month (the “Remediation Period”). If FIS does not meet the standard on or prior to the last day of the Remediation Period, FIS shall provide to Client a 15% discount in the monthly fees due solely for the calendar month following the Remediation Period (“Second Remediation Period”). If FIS fails to meet the standard on or prior to the Second Remediation Period, FIS shall provide to Client a 25% discount in the monthly fees due solely for the calendar month following the Second Remediation Period (the “Third Remediation Period”). If FIS fails to meet the standard on or prior to the last day of the Third Remediation Period, Client shall have the right, exercisable over the sixty-day period commencing on the last day of the Third Remediation Period, to terminate this Agreement upon sixty (60) days written notice to FIS. Any failure to meet the standard due to a circumstance outside of FIS’ control shall not be deemed a failure by FIS to meet a standard. Client and FIS will review reports on compliance with the service standards quarterly; at least annually, Client and FIS will meet to review the service standards and make such necessary and appropriate changes to the standards as mutually agreed upon. Should a service standard not be able to be measured and reported specifically to FIS performance, such service standard will not be deemed in force until such time as it can be measured and reported specifically to FIS performance. Client shall provide at least forty-eight (48) hours prior written notice of any changes to activities involving Client call center resources that will have an adverse impact on FIS call center resources, including causing sudden increases in call volume handled by the FIS call center resources. Should such an event or events cause the failure to meet a service standard, such event(s) will be deemed as circumstances outside of FIS’ control. Monthly Service Standards Item Standard Measurement Period Financial Transaction Accuracy 98% Monthly Maintenance Transaction Accuracy 98% Monthly New Account Setup Accuracy 95% Monthly Timeliness of Answer for Rep-Assisted Calls 85% of Calls Answered in 20 Seconds or Less Monthly Average Speed of Answer <20 Seconds Monthly Abandoned Calls Rate <2.5% Monthly OPP ID 00607841 Page 20 of 20 CONFIDENTIAL

Attachment 2
to Transfer Agency Services Order

FIS ORDER # O68601 LR # 68601 *FIS Opportunity and Legal Request numbers*

1. ORDER TERM:

(a) **Initial Term:** Five (5) years commencing on the Order Effective Date ("**Initial Term**").

(b) **Renewal Term:** Except as set forth hereafter, if neither Party provides to the other Party a written notice of non-renewal at least 180 days prior to the end of the Initial Term, this Order will automatically renew for an additional period of one year ("Renewal Term"). The Parties may, prior to the expiration of the Initial Term, complete a re-negotiation of the terms and conditions herein and execute an extension of this Order or a new order for the Services, in which case this Order shall be extended in accordance with such extension or where a new order is executed, this Order shall expire and be of no further force or effect, notwithstanding the failure of either or both Parties to provide a notice of non-renewal as set forth in this sub-section. "**Renewal Term(s)**" and **"Initial Term"** collectively means the "**Term**". The Order is subject to termination in accordance with Subsection 9 in Section E of the Order.

2. FEES: The fees in this Section 2 (including all subsections) are accrued daily.

Fee Schedule Elements	VIP Funds	Retail Funds
Annual Fee Per CUSIP	$2,500 to be invoiced monthly in arrears.	NA
Annual Base Fee	NA	$325,000 (invoiced monthly at $27,083 in arrears)
Annual Fee for FIS Online Access Portal (OLA)	NA	$5,000 (invoiced monthly at $416.67 per month in arrears)
Fund/Account Limits Included in Annual Fees		
Annual fees above include up to:		
CUSIPs/Funds	NA	35
NSCC Accounts	10 Per CUSIP	500
Direct Accounts	10 Per CUSIP	500
IRA Annual Account Fee*	NA	$15
* This amount is payable by each IRA account holder to Client and shall be withheld by FIS, as collection agent for Client, from the account of such IRA account holder. As such, FIS pays reasonable compensation due to the approved IRA Custodian.		
Fee Schedule Adjustments		
Implementation Costs	NA	NA
Additional per open NSCC Account	NA	$5.00 ($0.42 per month)
Additional per open Direct Account	NA	$10.00 ($0.83 per month)
Additional CUSIP fee over 35	NA	$7,500.00 per CUSIP Added to Base ($625 per month)
Additional CUSIP Charge If Greater Than 20 Total Accounts Per CUSIP	$3,500 ($291.67 per month)	NA
Annual Blue Sky Service Fees		
Per Permit	$70.00 to be invoiced monthly in arrears.	$70.00 to be invoiced monthly in arrears.

OPP ID 00607841

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3. FEES’ INCREASE: Commencing on the three-year anniversary of the Order Effective Date and annually thereafter, FIS may annually increase all the annual fees in this Order by the Change in CPI. 4. PROFESSIONAL SERVICES’ HOURLY RATE: The standard hourly rate in effect on the Order Effective Date for Services is detailed below. There are no implementation costs. Any professional services required shall be scoped out and mutually agreed as part of a separate order form, and such services shall be provided by FIS at its then-current standard hourly rates. Project Manager, Director—$185.00/hr Senior consultant, Technical Architecture - $185.00/hr Business Analyst - $165.00/hr Developer - $150.00/hr Tester - $ 145.00/hr Technical / Business Support - $145.00/hr 5. CLIENT’S PURCHASE NUMBER (IF REQUIRED FOR INVOICING): Not applicable. 6. CLIENT’S ADDRESS FOR INVOICES AND NOTICES: (a) Invoices: [Mutual of America Life Insurance Company, 320 Park Avenue, 7th Floor New York, NY 10022-6839 Attention: Ken Young, SVP Treasury & Project Management (b) Notices: [Address 320 Park Ave Address] New York, NY 10022 Attention: Scott Rothstein, Deputy General Counsel & Secretary 7. FIS’ ADDRESSES FOR NOTICES: 4249 Easton Way, Suite 400, Columbus, Ohio 43219 In the case of (a) any notice by Client alleging a breach of this Order by FIS or (b) a termination of this Order, Client shall also send a copy to the below and such notices shall identify the name, date, and Parties: Fidelity National Information Services, Inc. Attention: Chief Legal Officer 601 Riverside Ave., T-12 Jacksonville, FL 32204 8. FIS’ WIRING INSTRUCTIONS: On each invoice. 9. PERSONAL DATA: Client will use FIS as a data processor of Personal Data under this Order. Client will use the Services to Process Personal Data of the following categories: individuals’ name, email address, telephone number, account number, relating to the following categories of natural persons: staff of customers of Client, customers of Client, and Shareholders (as that term is defined in Subsection 1 in Section E of the Order). Such Personal Data may include Personal Data in relation to individuals domiciled in the European Economic Area, United Kingdom and/or Switzerland. Upon Client’s notice, the Parties shall reasonably cooperate to enter into the contractual clauses set out in EU Commission Decision C(2010)593 Standard Contractual Clauses (processors) for the purposes of Article 26(2) of Directive 95/46/EC, or other similar arrangements, required to authorize the Processing of Personal Data in accordance with this Order. 10. Services: During the Term, on behalf of Client FIS will perform the transfer agency services described in Annex A to this Attachment 2 for the funds listed in Annex B to this Attachment 2. Annex B to this Attachment 2 may be updated from time to time with the addition and/or deletion of funds through the parties’ project management process, but the parties agree to amend Annex B to this Attachment 2 at least annually through the execution of an amendment to this Order. OPP ID 00607841 Page 2 of 9 CONFIDENTIAL

ANNEX A TO ATTACHMENT 2 – UPDATED TO MATCH PROPOSAL a. Shareholder Transactions Financial Processing i. Process Shareholder purchase and redemption orders in accordance with terms set forth in the Offering Documents. ii. Process transfers and exchanges. iii. Process dividend and capital gain payments, including the purchase of new shares, through dividend and capital gain reinvestment. iv. Where applicable, process redemption fee. v. Balance daily transaction activity. vi. Manage daily ACH transmissions. vii. Process pre-authorized draft purchases. viii. Process systematic withdrawals. ix. Process payments to multiple payees. x. Complete cash settlement between Funds, custodians, National Securities Clearing Corporation (“NSCC”) and Shareholders. xi. Prepare and manage daily open items report. Non-Financial Processing i. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions. ii. Issue confirmations for purchases, redemptions, and other confirmable transactions. iii. Issue periodic statements for Shareholders. iv. Establish accounts for relationship linking. Miscellaneous/Other i. Communicate and coordinate corporate action events. ii. Complete quality assurance review of transactions. iii. Image all source documentation. iv. Calculate and produce Shareholder tax records (1099’s,5498’s, etc.) by IRS deadlines. v. Provide twenty-four (24) hour voice response system, account balances, Funds’ yields, und(s)’ NAVs, total rates of return, and offering prices. vi. Reconcile Shareholder Demand Deposit Accounts (DDA) (e.g., subscription and liquidation bank accounts). vii. Tracking and invoicing gain/loss in accordance with the Funds’ policy and working in conjunction with Client’s Funds’ accounting service provider(s) to book any receivables due to the Funds. viii. Review Organic Documents, Offering Documents, Policies and Procedures, and amendments to any of the foregoing received by FIS and in connection with the Services and this Order. Additional Services Related to IRA Accounts i. Perform good order review by ERISA guidelines of documents required to open new retirement accounts for Shareholders. This includes obtaining for each Shareholder a retirement application executed by such Shareholder and the custodian. ii. Perform good order review by ERISA guidelines and process transfers specific to retirement accounts. This include transfers from prior custodian or to successor custodians, direct rollovers from qualified plans, and Roth conversions. This includes obtaining acceptance by an authorized delegate of the successor custodian. OPP ID 00607841 Page 3 of 9 CONFIDENTIAL

iii. Perform annual population extraction, notification, ERISA good order review, and processing of required mandatory distributions for Shareholders aged 72 or older. iv. Record the names of beneficiaries identified by the holder of the IRA Account (the “Account Holder”). v. Calculate distributions, withdrawals, required withholding and other payments to Account Holders. vi. Process contributions and distributions for Account Holders. vii. Collect close-out and/or custodial fees when retirement plan assets are fully liquidated from accounts and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement. viii. Collect custodial fees from Account Holders who elect prepayment and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement. ix. Coordinate and execute the annual IRA custodial fee event to collect fees from active retirement plan Account Holders via asset liquidation. Disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement. x. Retain all ERISA required Account Holder documents in original form. These documents will include IRS Form 5303-A, Forms 5305-A, -RA, - EA, -SA, -SEP, and 403(b)(7) plan agreements. xi. Tracking, production, and filing to Account Holders and government entities of federal and state tax firms specific to retirement plan accounts (i.e. Forms 1099-R and 5498). xii. Complete annual W4P federal withholding solicitation. xiii. Maintain Form W-4P elections for federal and state withholding on retirement plan distributions for each retirement plan shareholder and perform withholding accordingly. xiv. Respond to Account Holders’ written and verbal operational inquiries related to their retirement accounts. b. Shareholder Information Services i. Produce detailed history of transactions through duplicate statements upon request. ii. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current Shareholders, upon request. iii. Provide personnel with knowledge about the Funds to respond to telephone inquiries from Shareholders and prospective Shareholders. c. Compliance Reporting & Sanction Screening i. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Funds’ and Shareholders’ income and capital gains. ii. Issue tax withholding reports to the Internal Revenue Service. iii. Review Shareholders’ names against lists of suspected terrorists and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control. iv. Provide services for compliance filings (TA-1, TA-2, 17AD, etc.). d. Shareholder Account Maintenance i. Maintain all Shareholders’ records for each account in Client. ii. Issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies, if required. iii. Provide Shareholder On-line access & account detail visibility through the OLA portal on 24x7x365days basis iv. Record Shareholders’ account information changes. v. Maintain account documentation files for each Shareholder. OPP ID 00607841 Page 4 of 9 CONFIDENTIAL

e. Dealer/Load Processing (if applicable) i. Calculate fees due under 12b-1 plans for distribution and marketing expenses. ii. Provide for payment of 12b-1 fees and/or shareholder servicing fees to dealers. iii. Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint. iv. Provide for payment of commission on direct Shareholders’ purchases in a load fund. v. Calculate redemption fee, if any. vi. Account for separation of Shareholders’ investments from transaction sale charges for purchases of Funds’ shares. vii. Reporting and payment support of back-end sales charges for applicable share classes. viii. Reporting and payment support of finder’s fees/jumbo commissions. ix. Reporting and payment support of trust trail fees/Sub-TA trail fees. f. Blue Sky Services i. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with federal and state securities laws) as may be necessary or desirable to register the Shares with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities’ authorities the registration statements and reports for Client and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of Client and the Shares with state securities authorities to enable each Fund to make a continuous offering of its Shares. ii. Client shall be responsible for identifying to FIS in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction. g. Anti-Money Laundering Services Client is responsible for its own compliance with applicable AML laws, and as such, Client will maintain its own AML program in compliance with such AML laws. FIS will assist Client in meeting its obligations under applicable AML laws by carrying out the activities agreed upon in accordance with FIS’ support program. FIS’ support program has been provided to and accepted by Client. i. Verify Shareholders’ identity upon opening new accounts. ii. Monitor, identify and report Shareholders’ transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service, or each such agency’s designated agent, in each case consistent with Client’s AML program. iii. Place holds on transactions in Shareholders’ accounts or freeze assets in shareholders’ accounts, as provided in Client’s AML program. iv. Create documentation to provide a basis for law enforcement authorities to trace illicit funds. v. Maintain all records or other documentation related to Shareholders’ accounts and transactions therein that are required to be prepared and maintained pursuant to Client’s AML Program, and make the same available for inspection by (i) Client’s AML Compliance Officer, (ii) any auditor of Client’s AML Program or related procedures, policies or controls that has been designated by Client in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of Client’s AML Compliance Officer. h. NSCC Services i. NSCC Transaction processing in accordance with NSCC operating guidelines and Client’s operating model as defined by Client and agreed to by FIS; including review and resolution of NSCC transaction rejects in conjunction with broker/dealer back offices and Client. ii. Daily (nightly) distribution of daily net asset values (“NAVs”) via NSCC operating protocols for those for parties that have activated the option to receive NAVs in this manner. iii. Facilitation and support of monthly NSCC billing. iv. Toll free support line providing a single point of contact for broker/dealer back offices. OPP ID 00607841 Page 5 of 9 CONFIDENTIAL

i. Profile II Services FIS will populate the Mutual Fund Profile II database (“Profile II”) of the NSCC with the appropriate data for the pertinent record types with respect to the Funds. FIS will obtain the information set forth above from FIS’ internal records, Funds’ prospectuses and other Funds’ documents, and third parties that provide services to the Funds or to FIS. FIS will use all commercially reasonable efforts to ensure that such information is accurate and updated no later than the date when such update becomes effective, provided that Client timely provides to FIS any and all relevant information, including updates to offering documents. j. 22c-2 Services Program Launch Services i. Perform business analysis, including review of: (i) Fund-specific market timing and redemption fee policies; (ii) Funds’ Intermediaries and trading practices; and (iii) NSCC/DTCC membership status. ii. Organize Fund-specific rules and apply to a Rule 22c-2 (“Rule”) under the Investment Company Act of 1940 analytic database. iii. Upload or input setup data. iv. Setup Rule system management reports. v. Establish and confirm intermediary data delivery protocols, including intermediary contact information, trade detail request process and flows, exception process procedures, and trade detail delivery protocols. vi. Perform Rule system user acceptance testing. vii. Verify and test setup of Fund-specific system rules. viii. Perform pass-through tests as necessary. ix. Perform production testing of Rule system functionality. Shareholder Information Agreement Services i. Mail, negotiate, maintain, and track Shareholders’ information agreements (the “Shareholder Information Agreements”) that Client’s transfer agent, distributor, or other appropriate party shall enter into with such Intermediaries as may be mutually agreed upon by Client and FIS, which agreements will be based on the standard Investment Company Institute form with such modification as Client and FIS mutually agree upon (the “Approved Form”). ii. Provide monthly reporting to Client, its Board, and Client’s Chief Compliance Officer (“CCO”’) with respect to the status of each Shareholder Information Agreement until completion of the project. Transaction Compliance Services i. Establish system protocols with Intermediaries to transmit transaction data (which transaction data is intended to meet the requirements of the Rule) to Client or its designee on behalf of Client. This data may include tax identification numbers of Shareholders that purchased, redeemed, transferred, or exchanged shares held through an account with an Intermediary, and the amounts and dates of such Shareholders’ purchases, redemptions, transfers, and exchanges. Trade monitoring services i. Monitor the Funds’ shareholders’ trading activity periodically for adherence with the Funds’ market timing policy and provide monthly reporting to Client, its Board, and CCO with respect to frequent trading activity, as defined in the Funds’ policy. The reporting to be performed by FIS will include trade exception volumes (direct and Intermediary), correspondence volumes (direct and Intermediary), redemption fees applied (if applicable), redemption fees waived (if applicable) and Funds’ waivers of trade exceptions. Redemption fee oversight i. For accounts held in FIS’ transfer agent shareholder recordkeeping system, (i) monitor redemption fee application for Funds, (ii) monitor the payment of such redemption fees, (iii) track and report Funds’ waivers of such redemption fees when circumstances suggest an Intermediary is not assessing redemption fees or abusive market timing is occurring, (iv) follow-up with Intermediaries on the imposition and collection of such redemption fees on behalf of the Funds, and (v) provide monthly reporting to Client, its Board, and CCO. Exception management i. Communicate and follow-up with Intermediaries and Funds’ officers or designees on any identified exceptions to Funds’ market timing policies. Actions might include requesting that the Intermediary provide OPP ID 00607841 Page 6 of 9 CONFIDENTIAL more information on trading practices of an account owner, restricting or prohibiting further purchases or exchanges by a specific Shareholder who or which had engaged in trading that violated a Funds' market timing policies, or coordinating with Client and the distributor the termination of a selling group agreement. OPP ID 00607841 Page 7 of 9 CONFIDENTIAL

ANNEX B TO ATTACHMENT 2

FIS shall provide the Services for the following Funds:

MUTUAL OF AMERICA INVESTMENT CORPORATION	**MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS INC.**
Equity Index Fund	VIP Equity Index Portfolio
All America Fund	VIP All America Portfolio
Small Cap Value Fund	VIP Small Cap Value Portfolio
Small Cap Growth Fund	VIP Small Cap Growth Portfolio
Small Cap Equity Index Fund	VIP Small Cap Equity Index Portfolio
Mid Cap Value Fund	VIP Mid Cap Value Portfolio
Mid-Cap Equity Index Fund	VIP Mid-Cap Equity Index Portfolio
International Fund	VIP International Portfolio
Composite Fund	VIP Money Market Portfolio
CatholValues Index Fund	VIP Mid-Term Bond Portfolio
Money Market Fund	VIP Bond Portfolio
Mid-Term Bond Fund	VIP Retirement Portfolio
Bond Fund	VIP 2015 Retirement Portfolio
Retirement Fund	VIP 2020 Retirement Portfolio
2015 Retirement Fund	VIP 2025 Retirement Portfolio
2020 Retirement Fund	VIP 2030 Retirement Portfolio
2025 Retirement Fund	VIP 2035 Retirement Portfolio
2030 Retirement Fund	VIP 2040 Retirement Portfolio
2035 Retirement Fund	VIP 2045 Retirement Portfolio
2040 Retirement Fund	VIP 2050 Retirement Portfolio
2045 Retirement Fund	VIP 2055 Retirement Portfolio
2050 Retirement Fund	VIP 2060 Retirement Portfolio
2055 Retirement Fund	VIP Conservative Allocation Portfolio
2060 Retirement Fund	VIP Moderate Allocation Portfolio
2065 Retirement Fund	VIP Aggressive Allocation Portfolio
Conservative Allocation Fund	
Moderate Allocation Fund	
Aggressive Allocation Fund	

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